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                                                                    Exhibit 23.3

January 7, 2008

ATA Inc. (the "Company")
8th Floor, Tower E
6 Gongyuan West Street
Jian Guo Men Nei
Beijing 100005
People's Republic of China


Ladies and Gentlemen:

We hereby consent to the use of our name under the captions "Risk Factors," "Enforceability of Civil Liabilities," "Regulation" and "Legal Matters" in the prospectus included in the registration statement on Form F-1, originally filed by the Company on January 7, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Jincheng & Tongda Law Firm
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